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                                                                    EXHIBIT 23.1
                   CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

     As independent public accountants, we hereby consent to the use in this registration statement of our report dated February 13, 1998 (except with respect to the matters discussed in the fourth, fifth, sixth, seventh, eighth, ninth, tenth and eleventh paragraphs of Note 16, as to which the dates are March 13, 1998, May 13, 1998, July 31, 1998, September 8, 1998, October 5, 1998,
October 26, 1998, October 29, 1998 and January 4, 1999) on the financial statements of CAREER EDUCATION CORPORATION and SUBSIDIARIES included herein and to all references to our Firm included in this registration statement.

                                           Arthur Andersen LLP

Chicago, Illinois
January 19, 1999